UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549
______________________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

October 2, 2007
Date of Report (Date of earliest event reported)

The Hershey Company
(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

1-183	23-0691590
(Commission File Number)	(IRS Employer Identification No.)

100 Crystal A Drive, Hershey, Pennsylvania 17033
(Address of Principal Executive Offices) (Zip Code)

Registrant's telephone number, including area code: (717) 534-4200

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

INFORMATION TO BE INCLUDED IN REPORT

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On October 2, 2007, the Board of Directors (“Board”) of The Hershey Company (the “Company”) approved the following actions:

•	An increase in the authorized number of directors to serve on the Board from 10 to 11;
•	The appointment of David J. West as a director of the Company to fill the vacancy on the Board created by the additional Board seat;
•	The election of Mr. West to the office of President of the Company, effective October 2, 2007, and Chief Executive Officer of the Company, effective December 1, 2007; and
•
The appointment of Robert H. Campbell, currently a member of the Board and Chairman of its Compensation and Executive Organization Committee, as the non-executive Chairman of the Board, effective January 1, 2008.

Richard H. Lenny will continue as Chief Executive Officer of the Company until Mr. West assumes that office on December 1, 2007, and as Chairman of the Board of Directors and as a director of the Company until his retirement on December 31, 2007.  For information regarding Mr. Lenny’s retirement, please refer to the Company’s Current Report on Form 8-K, filed October 4, 2007. A copy of the Company’s press release announcing the appointment of Messrs. West and Campbell to their new positions is filed herewith as Exhibit 99.1.

Mr. West joined the Company in May 2001 as Vice President, Business Planning and Development.  He was promoted to Senior Vice President, Business Planning and Development in June 2002; Senior Vice President, Sales in December 2002; Senior Vice President, Chief Customer Officer in June 2004; and Senior Vice President, Chief Financial Officer in January 2005.  In January 2007, he was promoted to Executive Vice President, Chief Operating Officer, and continued to hold the office of Chief Financial Officer until a successor Chief Financial Officer was elected on July 16, 2007.  He is also a director of Tasty Baking Company.

In connection with the promotion of Mr. West, the Compensation and Executive Organization Committee of the Board of Directors (“Compensation Committee”) and Board of Directors approved entering into an Executive Employment Agreement (“Agreement”) with Mr. West having a continuous term of three years, beginning October 2, 2007.  Under the terms of the Agreement, Mr. West will be entitled to continue to participate in, or be compensated in accordance with, the plans and programs available generally to executive officers of the Company, as outlined in the Company’s proxy statement for its 2007 annual meeting of stockholders, filed March 16, 2007 (“proxy statement”), including, but not limited to, the Company’s Executive Benefits Protection Plan and Supplemental Executive Retirement Plan, provided that to the extent approved by the Compensation and Executive Organization Committee of the Board of Directors and the Board of Directors, Mr. West may become entitled to receive a reduced early retirement benefit under the Supplemental Executive Retirement Plan should his employment terminate after January 2, 2008 (or earlier, in circumstances other than termination for cause or voluntary resignation without good reason under the Agreement) and prior to age 55.  Additionally, an annual base salary to be paid to Mr. West during the term of the Agreement will not be less than $1,000,000, his participation in the Annual Incentive Program (“AIP”) of the Company’s Equity and Incentive Compensation Plan (“Incentive Plan”) will be at a target annual bonus of not less than 100% of base salary, and the Long Term Incentive Program of the Incentive Plan will be on terms and conditions consistent with participation by the Company’s other senior executives.  Mr. West’s Long Term Incentive Program target award for 2008 will be equal to 300% of his base salary.

Finally, in recognition of his promotion, Mr. West was awarded, on October 2, 2007, options to purchase 37,400 shares of our common stock, $1.00 par value (“Common Stock”).  The options have an exercise price of $45.78, the closing price of our Common Stock on the grant date, vest over four years and are subject to other terms and conditions similar to those applicable to the options granted in April 2007 and the Agreement. Mr. West was also awarded an increase of 15,200 units in the target number of PSUs for the 2007-2009 performance cycle, subject to the same terms and conditions as the 2007-2009 PSUs awarded to Mr. West in February 2007; and 22,000 deferrable restricted stock units (“RSUs”), vesting of which will occur on January 2, 2008, provided Mr. West’s employment has not terminated prior to such date. In addition, the PSUs awarded to him in connection with the 2003-2005 cycle will fully vest at the earlier of December 31, 2008 or Mr. West’s death, disability or termination.

For the remainder of 2007, Mr. Campbell will be compensated in accordance with the Company’s standard compensation policies and practices for the Board as disclosed in the proxy statement.  At the time of this filing, no decision has been made regarding possible adjustments to Mr. Campbell’s compensation in recognition of his additional duties.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits

	99.1	Press Release dated October 2, 2007

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: October 9, 2007

THE HERSHEY COMPANY
By: /s/ Burton H. Snyder
Burton H. Snyder, Senior Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit No.	Description

99.1	The Hershey Company Press Release dated October 2, 2007